Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
KIMBERLY-CLARK CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.25 per share (1)	Rule 457(a)	124,002 (2)	$23.69 (3)	$2,937,607.38 (3)	$92.70 per million dollars (2)	$272.32 (2)
Total Offering Amounts					N/A		$272.32
Total Fee Offsets							‒
Net Fee Due							$272.32

(1)The securities to be registered include shares of common stock, par value $1.25 per share, of Kimberly-Clark Corporation (“Common Stock”) issuable upon exercise of stock options that, prior to the merger of Thinx Inc. with a subsidiary of the Registrant, were outstanding pursuant to the Thinx Inc. 2019 Stock Option and Grant Plan. Upon completion of the merger, such Thinx Inc. options were cancelled and replaced with options to acquire Common Stock of the Registrant under the Kimberly-Clark Corporation 2021 Equity Participation Plan (the “2021 Plan”).
(2)This Registration Statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock as may be required as a result of a stock split, stock dividend, or similar transaction in accordance with the anti-dilution provisions of the 2021 Plan.
(3)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, pursuant to Rule 457(h) thereunder, based on the weighted average exercise price of the outstanding stock options.

Table 2: Fee Offset Claims and Sources

N/A